EXHIBIT 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

January 23, 2014

Parker Drilling Company

5 Greenway Plaza, Suite 100

Houston, Texas 77046

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-4 (the “Registration Statement”) of Parker Drilling Company, a Delaware corporation (the “Company”), and certain of the Company’s subsidiaries, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of (i) the offering and issuance of $225.0 million aggregate principal amount of the Company’s 7.500% Senior Notes due 2020 (the “Exchange Notes”), to be offered by the Company in exchange (the “Exchange Offer”) for a like principal amount of the Company’s issued and outstanding 7.500% Senior Notes due 2020 (the “Private Notes”) and (ii) the guarantees (the “Guarantees”) of certain subsidiaries of the Company listed in the Registration Statement as guarantors (the “Subsidiary Guarantors”) of the Exchange Notes and the Private Notes, certain legal matters in connection with the Exchange Notes are being passed upon for the Company and the Subsidiary Guarantors by us. The Exchange Notes are to be issued under an Indenture, dated as of July 30, 2013 (the “Indenture”), among the Company, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined (i) the Restated Certificate of Incorporation of the Company, as amended to date, and the Bylaws of the Company, as amended to date, (ii) the Certificate of Incorporation, Certificate of Formation or Certificate of Limited Partnership and the Bylaws, Limited Liability Company Agreement or Limited Partnership Agreement, as applicable, each as amended to date, of each of the Subsidiary Guarantors, (iii) the Indenture, (iv) the Registration Statement, (v) the originals, or copies certified or otherwise identified, of corporate records of the Company and the Subsidiary Guarantors and (vi) certificates of public officials and of representatives of the Company and the Subsidiary Guarantors, statutes and other instruments and documents as a basis for the opinions hereinafter expressed.

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In giving this opinion, we have relied, to the extent we deemed appropriate, on certificates of officers of the Company and the Subsidiary Guarantors and of public officials with respect to the accuracy of the material factual matters contained in such certificates and we have assumed, without independent investigation, that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies of original documents conform to the original documents and all these original documents are authentic, and all information submitted to us was accurate and complete.

In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (ii) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Private Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The Exchange Notes, when issued, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights generally, (b) general principles of equity and public policy (regardless of whether that enforceability is considered in a proceeding in equity or at law) or (c) any implied covenants of good faith and fair dealing.

2.	The Guarantees of the Subsidiary Guarantors remain the valid and legally binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights generally, (b) general principles of equity and public policy (regardless of whether that enforceability is considered in a proceeding in equity or at law) or (c) any implied covenants of good faith and fair dealing.

The opinions set forth above are limited to the federal laws of the United States of America, the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act, the General Corporation Law of the State of Delaware and the laws of the States of Texas, New York, Louisiana, Nevada and Oklahoma, in each case as of the date hereof. With respect to all matters of Louisiana law, we have, with your approval, relied upon the opinion, dated January 23, 2014, of Jones Walker LLP, and our opinion is subject to the same

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assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Jones Walker LLP. With respect to all matters of Nevada law, we have, with your approval, relied upon the opinion, dated January 23, 2014, of Greenberg Traurig, LLP, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Greenberg Traurig, LLP. With respect to all matters of Oklahoma law, we have, with your approval, relied upon the opinion, dated January 23, 2014, of Conner & Winters, LLP, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Conner & Winters, LLP.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

KBR/KR/SEB